UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2018

Arrowhead Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38042	46-0408024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South Lake Avenue, Suite 1050, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

License and Research Collaboration Agreements and Common Stock Purchase Agreement

On October 4, 2018, Arrowhead Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into a License Agreement (the “License Agreement”) and a Research Collaboration and Option Agreement (the “Collaboration Agreement”) with Janssen Pharmaceuticals, Inc., a Pennsylvania corporation (“Janssen”), part of the Janssen Pharmaceutical Companies of Johnson & Johnson. Also on October 4, 2018, the Company entered into a Common Stock Purchase Agreement (the “Stock Purchase Agreement”) and Registration Rights Agreement (the “Registration Rights Agreement”) with Johnson & Johnson Innovation-JJDC, Inc. (“JJDC”), a New Jersey corporation.

Under the License Agreement, Janssen will receive a worldwide, exclusive license to the Company’s ARO-HBV program, the Company’s third-generation subcutaneously administered RNAi therapeutic candidate being developed as a potentially curative therapy for patients with chronic hepatitis B virus infection. Beyond the Company’s ongoing Phase 1 / 2 study of ARO-HBV (which will remain the responsibility of the Company), Janssen will be wholly responsible for clinical development and commercialization.

Under the Collaboration Agreement, Janssen will be able to select up to three new targets against which Arrowhead will develop clinical candidates. These candidates are subject to certain restrictions and will not include candidates in the Company’s current pipeline. The Company will perform discovery, optimization and preclinical development on selected targets, entirely funded by Janssen, sufficient to allow the filing of a U.S. Investigational New Drug application or equivalent, at which time Janssen will have the option to take an exclusive license to the Company’s intellectual property rights covering that compound. If the option is exercised, Janssen will be wholly responsible for clinical development and commercialization of each optioned compound.

Under the Stock Purchase Agreement, the Company will sell 3,260,869 shares of common stock (the “Shares”) to JJDC at a price of $23.00 per share. The Shares are being sold in a private placement that is exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”). Pursuant to the Registration Rights Agreement, the Company will be obligated to register the Shares under the Act for resale by JJDC.

Under the terms of the agreements taken together, the Company will receive (i) $175 million as an upfront payment, (ii) $75 million in the form of an equity investment by JJDC in Arrowhead common stock pursuant to the Stock Purchase Agreement, (iii) up to $1.6 billion in development, regulatory and sales milestones payments for the License Agreement, and (iv) up to $1.9 billion in development, regulatory and sales milestone payments for the three additional targets covered under the Collaboration Agreement. The Company is further eligible to receive tiered royalties up to the mid-teens on product sales for products commercialized under the License Agreement and the Collaboration Agreement.

The transactions contemplated under the License Agreement, Collaboration Agreement and Stock Purchase Agreement are subject to customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Closing is expected to occur in the fourth calendar quarter of 2018.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 regarding the offer and sale of the Shares is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

Attached hereto as Exhibit 99.2 are prepared remarks of the Company, which were presented on a conference call today, October 4, 2018 by Company management to investors, analysts and others. The prepared remarks will be posted on the Company’s website, www.arrowheadpharma.com. The information included in Exhibit 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 4, 2018

99.2	Prepared Conference Call Remarks, dated October 4, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 4, 2018

ARROWHEAD PHARMACEUTICALS, INC.

By:	/s/ Kenneth Myszkowski
Kenneth Myszkowski
Chief Financial Officer